Exhibit 10.4

NONCOMPETITION AND NONSOLICITATION AGREEMENT

BETWEEN

TRIMAS CORPORATION

AND

HORIZON GLOBAL CORPORATION

Dated June 30, 2015

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of June 30, 2015 (the “Effective Date”), is between TriMas Corporation, a Delaware corporation (“TriMas Corporation”), and Horizon Global Corporation, a Delaware corporation (“Horizon Global Corporation”).

RECITALS

A. Pursuant to the Separation and Distribution Agreement (the “Separation Agreement”) dated as of June 30, 2015, TriMas has agreed to distribute to its stockholders all of the outstanding shares of common stock of Horizon Global Corporation owned by TriMas Corporation (the “Distribution”).

B. Before the Distribution, TriMas Corporation operated the Horizon Business (as defined in the Separation Agreement) together with its other businesses as part of an integrated company for over thirty years. In December 2014, TriMas Corporation’s Board of Directors decided to separate the Horizon Business (as defined in the Separation Agreement) from the TriMas Business into two separate publicly traded companies, so that each can focus on its own distinct growth strategy within its respective core market.

C. Following the Distribution, TriMas will continue to conduct the TriMas Business (as defined in the Separation Agreement) and Horizon will continue to conduct the Horizon Business (as defined in the Separation Agreement).

D. In connection with the Distribution, TriMas has transferred certain assets to Horizon, which may, because of the nature of the assets, contain proprietary information and/or trade secrets still owned by TriMas.

E. Horizon’s employees were formerly employees of TriMas and, because of the synergies and interactions between the two aspects of TriMas’s business before the Distribution, maintain in their minds and memories proprietary information and trade secrets owned by TriMas.

F. Employees remaining with TriMas, because of the synergies and interactions between the two aspects of TriMas’s business before the Distribution, maintain in their minds and memories proprietary information and trade secrets now owned by Horizon.

G. In connection with the Distribution and in furtherance of the aims of the Distribution, to permit TriMas and Horizon each to tailor their respective business strategies to best address market opportunities in their respective industries and to permit the shareholders of TriMas and Horizon to enjoy the anticipated benefits of the separation of TriMas into two separate entities and maintain each Party’s value and goodwill, it is necessary for each Party to temporarily limit its activities in the other Party’s business as set forth herein.

In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. The following terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Compete” or “Competing” means (a) to conduct or participate or engage in, or bid for or otherwise pursue, a business, whether as a principal, partner, joint venturer, or owner of any debt or equity interest or (b) to directly solicit customers in combination with or on behalf of any Person that conducts, participates or engages in, or bids for or otherwise pursues, a business.

“Dispute” has the meaning set forth in Section 5.1.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Horizon” means Horizon Global Corporation and its direct and indirect Subsidiaries as of and following the Distribution.

“Horizon Restricted Business” means (a) the business and operations conducted by Horizon or TriMas prior to the Distribution comprising what is referred to in the TriMas 10-K (as defined in the Separation Agreement) as the Cequent APEA and Cequent Americas segments; (b) any other business primarily related to the business conducted by the Cequent APEA and Cequent Americas segments as of or prior to the Distribution Date; and (c) the business and operations related to Asian Sourcing Office and Hong Kong Trading Company as of or prior to the Distribution Date.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Party” and “Parties” mean TriMas and Horizon individually or collectively.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Separation Agreement” has the meaning set forth in the Recitals.

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Term” has the meaning set forth in Section 4.1.

“TriMas” means TriMas Corporation and its direct and indirect Subsidiaries, other than Horizon.

“TriMas Restricted Business” means the business and operations conducted by TriMas prior to the Distribution comprising what is referred to in the TriMas 10-K (as defined in the Separation Agreement) as the Packaging, Energy, Aerospace and Engineered Components segments.

ARTICLE II

TRIMAS NONCOMPETITION COVENANTS

2.1 Restrictions. During the Term and subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, TriMas will not Compete, directly or indirectly, in the Horizon Restricted Business anywhere in the world.

2.2 TriMas Exception for Stock Ownership. Notwithstanding Section 2.1, nothing in this Agreement will restrict TriMas from owning less than 5% of the outstanding stock of any publicly traded corporation.

2.3 TriMas Exception for Acquisition. Notwithstanding Section 2.1, nothing in this Agreement will restrict TriMas from acquiring an entity, a portion of which competes with Horizon in the Horizon Restricted Business, provided that the portion of the acquired entity that competes with Horizon in the Horizon Restricted Business represents no more than 5% of the acquired entity.

2.4 TriMas Nonsolicitation. During the Term, TriMas will not, directly or indirectly, on its own behalf or in conjunction with any Person, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any non-clerical employee of Horizon to terminate his or her employment relationship with Horizon. The foregoing restriction does not include the placement of general advertisements for employment with TriMas in the same types of print or electronic publications used by TriMas to advertise for employment prior to the Effective Date and consistent with TriMas practice prior to the

Effective Date. TriMas will advise any third parties recruiting on TriMas’s behalf of the obligation set forth in this Section 2.4 and will direct those third parties to comply with that obligation.

ARTICLE III

HORIZON NONCOMPETITION COVENANTS

3.1 Restrictions. During the Term and subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Horizon will not Compete, directly or indirectly, in the TriMas Restricted Business anywhere in the world.

3.2 Horizon Exceptions for Stock Ownership. Notwithstanding Section 3.1, nothing in this Agreement will restrict Horizon from owning less than 5% of the outstanding stock of any publicly traded corporation.

3.3 Horizon Exception for Acquisition. Notwithstanding Section 3.1, nothing in this Agreement will restrict Horizon from acquiring an entity, a portion of which competes with TriMas in the TriMas Restricted Business, provided that the portion of the acquired entity that competes with TriMas in the TriMas Restricted Business represents no more than 5% of the acquired entity.

3.4 Horizon Nonsolicitation. During the Term, Horizon will not, directly or indirectly, on its own behalf or in conjunction with any Person, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any non-clerical employee of TriMas to terminate their employment relationship with TriMas. The foregoing restriction does not include the placement of general advertisements for employment with Horizon in the same types of print or electronic publications used by TriMas to advertise for employment prior to the Effective Date and consistent with TriMas practice prior to the Effective Date. Horizon will advise any third parties recruiting on Horizon’s behalf of the obligation set forth in this Section 3.4 and will direct those third parties to comply with that obligation.

ARTICLE IV

TERM

4.1 Term. Subject to the provisions of Section 6.1, the term of this Agreement (the “Term”) will commence on the Effective Date and end on the fifth anniversary of the Effective Date. The Parties agree said Term is reasonable and appropriate based upon, inter alia, the proprietary information, trade secrets and intellectual property shared by the Parties and consideration contributed by each Party with respect to the separation of Horizon from TriMas and forming the bases of the various agreements described in the Recitals. If, however, a court of competent jurisdiction in a country shall find that such period is not permissible with respect to that jurisdiction or country, then in such case, this Agreement will terminate, with respect to such jurisdiction or country only, at the end of the maximum period of time permissible under applicable Law, but shall remain in full force and effect in all other jurisdictions.

ARTICLE V

DISPUTE RESOLUTION

5.1 Dispute Resolution. The Parties will use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute or disagreement between the Parties arising out of or relating to this Agreement (a “Dispute”) exclusively in accordance with the provisions of Article VIII of the Separation Agreement. The defined terms therein shall have the meanings assigned therein; provided, however, “Dispute” shall have the meaning assigned to it herein.

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement may be terminated by the board of directors of TriMas, in its sole and absolute discretion, at any time prior to the Distribution Date. In the event of any termination of this Agreement prior to the Distribution Date, no Party (or any of their respective directors or officers) will have any liability or further obligation to any other Party with respect to this Agreement.

6.2 Immediate Right of Termination. A Party will have the right to terminate this Agreement immediately by giving written notice to the second Party in the event that: (a) the second Party files a petition in bankruptcy or is adjudicated to be bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; or (b) if the second Party discontinues or dissolves its business or if a receiver is appointed for the second Party or for the second Party’s business and such receiver is not discharged within 90 days.

6.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto and signed by both Parties.

6.4 Waiver. No failure or delay of any Party in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. The rights and remedies of the Parties under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have under Law.

6.5 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to TriMas:

TriMas Corporation

39400 Woodward Avenue, Suite 130

Bloomfield Hills, MI 48304

Attention:  Josh Sherbin, General Counsel and Chief Compliance Officer

Facsimile: (248) 631-5413

If to Horizon:

Horizon Global Corporation

TriMas Corporation

39400 Woodward Avenue, Suite 100

Bloomfield Hills, MI 48304

Attention:  Jay Goldbaum, Legal Director

Facsimile: (248) 203-6434

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement; provided, however, that the provisions of and defined terms within Article VIII of the Separation Agreement are specifically incorporated herein as part of Article V of this Agreement. This Agreement will not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement or in any document required to be delivered hereunder. Except as expressly stated in this Agreement, there are no agreements or understandings between TriMas and Horizon limiting in any way the extent to which or the means by which each might choose to compete with the other.

6.7 Execution and Delivery. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement is under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement is executed and delivered by each of the Parties.

6.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under, or by reason of, this Agreement.

6.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflicts of law rules thereof.

6.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent will be null and void. If either Party to this Agreement (or any of its successors or permitted assigns) (a) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its property and/or assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement, in which case the consent described in the previous sentence will not be required.

6.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

6.12 Modifications. If any Governmental Authority determines that this Agreement, or any part hereof, is unenforceable, it is the intention of the Parties that such Governmental Authority have the power to modify this Agreement to the extent necessary to render it fully enforceable and that, as so modified, it will be enforced.

6.13 Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa; (b) references to the terms Article, Section, and paragraph, are references to the Articles, Sections, and paragraphs of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) references to “$” will mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified; (f) the word “or” will not be exclusive; (g) the word “will” will be construed to have the same meaning and effect as the word “shall”; (h) references to “written” or “in writing” include in electronic form; (i) provisions will apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement; (k) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this

Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

TRIMAS CORPORATION

By:	/s/ David M. Wathen
Name:	David M. Wathen
Title:	President & CEO

HORIZON GLOBAL CORPORATION

By:	/s/ A. Mark Zeffiro
Name:	A. Mark Zeffiro
Title:	Chief Executive Officer & President

[Signature Page to the Noncompetition and Nonsolicitation Agreement]